Exhibit 99.1
Consent of Evercore Group L.L.C.
The Board of Directors of
LoopNet, Inc.
185 Berry Street, Suite 4000
San Francisco, CA 94107
We hereby consent to (i) the inclusion of our opinion letter, dated April 27, 2011, to the Board of Directors of LoopNet, Inc. as Annex C to the proxy statement/prospectus included in Amendment No. 1 to the Registration Statement on Form S-4 of CoStar Group, Inc. (the “Company”) filed on June 3, 2011 (the “Registration Statement”) relating to the proposed acquisition of LoopNet, Inc. by the Company and (ii) all references to Evercore Group L.L.C. in the sections captioned “Summary — LoopNet’s Reasons for the Merger”, “Summary — Opinion of LoopNet’s Financial Advisor”, “The Merger — Background of the Merger”, “The Merger — The Recommendation of the LoopNet Board of Directors and Its Reasons for the Merger” and “The Merger — Opinion of LoopNet’s Financial Advisor”, of the proxy statement/prospectus which forms a part of the Registration Statement.
Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement/prospectus or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

EVERCORE GROUP L.L.C.
By:	/s/ Jason M. Sobol
Senior Managing Director

New York, New York
June 3, 2011